Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Firefly Neuroscience, Inc. of our report dated May 22, 2024 (except for stock issuances and related equity items to retroactively reflect the company’s reverse recapitalization as to which the date is January 13, 2025) relating to the consolidated financial statements as of and for the year ended December 31, 2023, which appears in the Firefly Neuroscience, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

November 17, 2025